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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
                   For the fiscal year ended December 31, 2005

                                       OR

             [_] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                          Commission file number 1-6659

                           A. Full title of the Plan:

                               Aqua America, Inc.
                         401(k) and Profit Sharing Plan

          B. Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office:

                               AQUA AMERICA, INC.
                             762 W. Lancaster Avenue
                               Bryn Mawr, PA 19010

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                               AQUA AMERICA, INC.
                         401(K) AND PROFIT SHARING PLAN

The following audited financial statements are included with this report:

Financial Statements and Supplementary
Schedules as of December 31, 2005 and 2004

Exhibit:
--------
23.1 Consent of Beard Miller Company LLP
99.1 Financial Statements and Supplementary Schedules as of December 31, 2005 and 2004

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Aqua America, Inc. has duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                               AQUA AMERICA, INC.
                         401(K) AND PROFIT SHARING PLAN

Plan Sponsor:                                                              Date


/s/ Roy H. Stahl                                                         6/20/06
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Roy H. Stahl
Executive Vice President and General Counsel
Aqua America, Inc.